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                         SOUTH BEACH CONCEPTS INC /FL/



                               Filing Type:  8-K
                               Description:  Current Report
                               Filing Date:  Jun 18, 1999
                                Period End:  Jun 15, 1999


                          Primary Exchange:  N/A
                                    Ticker:  N/A

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                               Table of Contents


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                                                  8-K

ITEM 3............................................................................................    8
ITEM 4............................................................................................    9
ITEM 5............................................................................................    9
ITEM 6............................................................................................    9
ITEM 7............................................................................................    9
ITEM 8............................................................................................    9
ITEM 9............................................................................................    9
Table 1...........................................................................................   10

                                                  EX-1

EX-1..............................................................................................   14
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      8-K
          1



                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                 June 15, 1999
                                Date of Report
                       (Date of Earliest Event Reported)

                       WESTFORD ACQUISITION CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

Delaware                         0-24839                  52-2102435
(State or other              (Commission              (I.R.S. Employer
jurisdiction of             File Number)              Identification No.)

                       5969 Cattleridge Road, Suite 201
                            Sarasota, Florida 34232
                   (Address of principal executive offices)

                                 941/377-7225
                         Registrant's telephone number

                              1504 R Street, N.W.
                            Washington, D.C. 20009
                                Former address

ITEM 1.     CHANGES IN CONTROL OF REGISTRANT

     (a) Pursuant to an Agreement and Plan of Reorganization (the "Exchange Agreement") dated April 14, 1999 between Baja Food Concepts, Inc., a Florida corporation ("Baja Food"), its shareholders, and Westford Acquisition Corporation, a Delaware corporation (hereinafter referred to either as the "Registrant" or the "Company"), all the outstanding shares of common stock of Baja Food were exchanged for shares of common stock of the Registrant (the "Exchange").

     The Exchange Agreement was adopted by the unanimous consent of the Board of Directors of the Registrant and approved by the unanimous consent of the shareholders of the Registrant on April 14, 1999. The Exchange Agreement was adopted by the unanimous consent of the Board of Directors of Baja Food and by the written unanimous consent of the shareholders of Baja Food on April 14, 1999.

     Prior to the Exchange, the Registrant had 5,000,000 shares of common stock outstanding. Pursuant to the Exchange Agreement, the Registrant redeemed and retired 4,650,000 shares of its outstanding common stock and issued 4,300,000 shares of its common stock to the holders of the outstanding common stock of Baja Food, consisting of 12,200,000 shares, on a pro rata basis, for an aggregate of 4,650,000 shares of common stock outstanding after effect of the Exchange.

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     As a result of the Exchange, the former shareholders of Baja Food hold
92.5% of the outstanding shares of the common stock of the Registrant (without giving effect to exercise of any warrants held by them). The sole source of consideration used by the shareholders of Baja Food to acquire their respective interest in the Registrant was the exchange of their shares held in Baja Food.

     On the effective date of the Exchange, the officer and director of Westford Acquisition Corporation resigned and new officers of the Registrant were appointed. See "Management" below.

     A copy of the Exchange Agreement is filed as an exhibit to this Form 8-K and is incorporated in its entirety herein. The foregoing description is modified by such reference.

     (b) The following table contains information regarding the shareholdings of the Registrant's current directors and executive officers and those persons or entities who beneficially own more than 5% of the Registrant's common stock (giving effect to the exercise of the warrants held by each such person or entity):

                              Amount of Common         Percent of
                             Stock Beneficially        Common Stock
Name                             Owned (1)             Beneficially
Owned(2)

Thomas N. Burnham (3)             12,800,000                   97.3%
Director, President
5125 Willow Leaf Drive
Sarasota, Florida 34232

Pamela H. Burnham (4)                      0                      0%
Director, Vice President, Treasurer
5125 Willow Leaf Drive
Sarasota, Florida 34232

Keith Pratt, Director (5)                  0                      0%
4075 Joanne Court
Ann Arbor, Michigan 48103

All directors and                 12,800,000                   97.3%
executive officers as
a group (5 persons)

Texas International Group,
Inc. (6)                           3,360,000                   46.9%
5969 Cattleridge Boulevard
Suite 201
Sarasota, Florida 34232

Mosby Investments, Inc.(7)         4,720,000                   62.1%
5969 Cattleridge Boulevard
Suite 201
Sarasota, Florida 34232


(1) Based upon 4,650,000 outstanding shares of common stock and assumes exercise of warrants held by named shareholder.
(2) Assumes exercise of warrants, options or other rights to purchase securities held by the named shareholder exercisable within six months of the date hereof.
(3) Includes 4,300,000 shares of common stock of which Thomas H. Burnham owns 1,720,000 shares directly and may be deemed to be the beneficial owner of the 1,720,000 shares owned by Mosby Investments, Inc. and the 860,000 shares owned by Texas International Group, Inc. over which he has voting control. Also includes warrants to

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          purchase 8,500,000 shares of common stock at an exercise price of
          $.0001 per share exercisable for a exercise period of twelve months from the date of grant thereof of which Thomas H. Burnham owns 3,000,000 directly and may be deemed to the beneficial owner of the 3,000,000 owned by Mosby Investments, Inc. and the 2,500,000 owned by Texas International Group, Inc. over which he has voting control.
(4)       Pamela Burnham is the spouse of Thomas Burnham.
(5) South Beach Concepts, Plc is a public company in the United Kingdom whose shares are traded on the Alternative Investment Market of the London Stock Exchange. Until April, 1999, Thomas Burnham was Chairman of the Board, managing director and a shareholder of South Beach Concepts, Plc.
(6) Includes 860,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock over which Thomas H. Burnham has voting control and may be deemed to be the beneficial owner.
(7) Includes 1,720,000 shares of common stock and warrants to purchase 3,000,000 shares of common stock of which Thomas H. Burnham may be deemed to be the beneficial owner.

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

     (a) The consideration exchanged pursuant to the Exchange Agreement was negotiated between the Registrant and Baja Food. Prior to the Exchange, no relationship existed between any officer or director of the Registrant or any officer, director or shareholder of Baja Food.

     In evaluating Baja Food as a candidate for the proposed Exchange, the Registrant used criteria such as value of the assets of the Registrant and value of the assets of Baja Food, the business operations and the business potential of Baja Food, and the benefit to the Registrant of such Exchange. The Registrant determined that the consideration for the Exchange was reasonable.

     (b) The Registrant intends to develop the fast food themed restaurant business and to begin franchise operations of its fast food restaurant concept.

BUSINESS

     Westford Acquisition Corporation was formed to provide a method for a foreign or domestic private company to become a reporting company whose securities would be qualified for trading in the United States secondary market. Westford Acquisition Corporation has no operations, revenues or liabilities.

     Baja Food Concepts, Inc. is an existing company with one operating themed fast food restaurant, "Cisco & Pancho", located in Sarasota, Florida. Cisco & Pancho specializes in gourmet burritos, tacos and empanadas served with homemade salsa. The store colors and design have Mexican accents. During peak hours, a Cisco & Pancho restaurant requires approximately three to five employees. The Cisco & Pancho restaurant opened in February, 1999, and has not yet had significant operations.

     Management anticipates that it will open additional Cisco & Pancho restaurants and will begin franchise development of Cisco & Pancho restaurants in 1999.

     Management of Baja Food are also officers, directors and shareholders of South Beach Concepts, Inc., a theme-based fast food restaurant and franchise company. Westford Acquisition has entered into a letter of intent with South Beach Concepts, Inc. to merge

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Westford Acquisition into South Beach Concepts. There is no assurance that such merger will occur.

     South Beach Concepts. Through its subsidiaries, South Beach Concepts develops, operates, and franchises take-out and eat-in restaurants with specific and consistent themes, logos, and menus (i.e. "chains") and roasts, produces and markets coffee beans and teas. It has two theme restaurant chains, Pizza World Gourmet Pizza and South Beach Cafe.

     South Beach Cafe. South Beach Cafe is a casual sit-down, eat-in cafe serving premium coffee and espresso drinks, fresh fruit smoothies and vegetable drinks, bagels, cream cheese spreads, croissants, gourmet sandwiches, frozen yogurt, soups, salads, fresh pastries and other baked goods. Through its subsidiary, South Beach Concepts has three South Beach Cafe company stores and has entered into non-binding agreements for 11 South Beach Cafe franchises.

     Pizza World Gourmet Pizza. Pizza World offers traditional and gourmet pizzas for carry-out, delivery and, in certain stores, sit-down capacity. The specialty gourmet pizza menu ranges from the "Bacon Cheeseburger American" with a mustard glaze to the "Grecian Gourmet" combining feta cheese, black olives, spinach, green peppers and tomatoes on a bed of mozzarella with red sauce. Through its subsidiaries, South Beach Concepts directly owns and operates three Pizza World Gourmet Pizza stores and has 14 operating franchised Pizza World Gourmet Pizza stores.

     Cafe Society Coffee Company. The Cafe Society Coffee Company is a wholly-owned subsidiary of South Beach Concepts which roasts and packages high-end specialty coffees which are sold and distributed under its own label and private labels. The Cafe Society Coffee Company offers a full line of specialty coffees including varietals, blends, flavored, organic and naturally flavored coffees as well as specialty teas, gourmet syrups and hot chocolates.

     Westford will file a Form 8-K if the transaction with South
Beach Concepts, Inc. is effected.

PROPERTY

          Baja Food Concepts maintains its administrative offices at 5969 Cattleridge Boulevard, Suite 201, Sarasota, Florida 34232 under a monthly lease of approximately $4,880 per month for approximately 4,000 square feet.

MANAGEMENT

Name                                 Age                     Title

Thomas N. Burnham                     52           President, Director

Pamela H. Burnham                     52           Vice President, Director

Keith Pratt                           56           Director

          THOMAS N. BURNHAM is the President, sole director and controlling shareholder of Baja Food Concepts and, effective with the Exchange, is a director and President of the Registrant. Mr. Burnham has served as the President and Director of South Beach Concepts, Inc. since its inception in July 1998, and serves as an officer and director of its subsidiaries. From April, 1996 until April, 1999, Mr. Burnham was Chairman and Chief Executive Officer of South Beach Cafe, Plc (London, England) and from November, 1996 to December, 1998, he was a director of South Beach Cafe-London, Ltd. Mr. Burnham also serves a director, president and has voting control

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of the following entities: Burnham International Group, Inc., Sarasota
Investment Group, Inc., Dallas Investment Group, Inc., International Restaurant Concepts, Inc., London Ventures, LC, Mosby Investments, Inc., Texas International Group, Inc., The Northgate Group, L.C., 100 Degrees East, Inc., Thomas N. Burnham Associates, Inc., and International Franchise Group, Inc.

     From October, 1993 to August, 1994, Mr. Burnham was president and director of Clucker's International Franchise Corporation, Miami, Florida; from October, 1990 to May, 1993, Mr. Burnham was president and director of Ho-Lee-Chow, Inc., Ann Arbor, Michigan. Mr. Burnham served in the following capacities for Domino's Pizza International, Inc.: Executive Vice President, December, 1989 to May, 1990; Vice President, Administration and Development, May, 1989 to May, 1990; Director, June, 1986 to May, 1990; and General Counsel from September, 1986 to May, 1990. From September, 1984 to September, 1986, Mr. Burnham served as outside General Counsel for Domino's Pizza International, Inc. Mr. Burnham has been the principal of the law firm of Thomas N. Burnham International Law Offices from January 1990 to the present. Mr. Burnham received his Bachelor of Business Administration degree in 1969, a Masters in Business Administration in 1970 and a Juris Doctor in 1973 from the University of Michigan, Ann Arbor, Michigan. Mr. Burnham currently serves as Program Director of Franchising and Entrepreneurism at the University of Dallas and is the founder and director of the Institute of International Enterpreneurship.

     PAMELA H. BURNHAM has served as Vice President, Secretary and Treasurer of Baja Foods and, effective with the Exchange, is a director of the Registrant. Ms. Burnham has served as Vice President and Treasurer and a director of South Beach Concepts, Inc. since its inception in July, 1998 and serves as an officer of several of its subsidiaries. From April, 1996 to April, 1999, Ms. Burnham served as a director of South Beach Cafe, Plc (London, England). She also served as a director for South Beach Cafe-London., Ltd. from November, 1996 to December, 1998. Ms. Burnham also serves a director and vice president of the following entities: Burnham International Group, Inc., Sarasota Investment Group, Inc., Dallas Investment Group, Inc., International Restaurant Concepts, Inc., Mosby Investments, Inc., Texas International Group, Inc., 100 Degrees East, Inc., Thomas N. Burnham Associates, Inc., and International Franchise Group, Inc.

     From October, 1993 to August, 1994, Ms. Burnham was a Franchise Sales Consultant for Clucker's International Franchise Corporation, Miami, Florida. From February, 1991 through May, 1993, she was Vice President of Ho-Lee-Chow, Inc., Ann Arbor, Michigan. Ms. Burnham was President of International Pizza Ventures, Inc. Toronto, Canada from October, 1989 through February, 1991. She served as Director of Real Estate for Domino's Pizza International, Inc. from August, 1989 to May, 1990. Ms. Burnham attended Crowan College in North Carolina from 1965 to 1967 and University of California at Los Angeles in 1979.

     KEITH PRATT, effective with the Exchange, serves as a director of the Registrant. Mr. Pratt was one of the founders of South Beach Cafe, Inc. and has served as a consultant to it in the areas of restaurant and office site selection, lease negotiation, store design, software and implementation since its inception. From 1976 to present, Mr. Pratt has been a commercial real estate broker with Gary Lillie & Associates, Inc. located in Ann Arbor, Michigan. Mr. Pratt also serves as the president of Cafe Development Group, founded in 1996 a consulting firm that assists in restaurant site selection, design, equipping and staffing. Mr. Pratt received his Bachelor of Science in Engineering from the University of Michigan in 1969.

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RELATED TRANSACTIONS

     Thomas N. Burnham, President of the Company, is the principal of the law firm of Thomas N. Burnham International Law Offices and performs legal services for Baja Food.

RISK FACTORS

     Westford Acquisition Corporation has no operations and Baja Food Concepts has limited operations and history. Effective with the Exchange, Baja Food Concepts has become a wholly-owned subsidiary of Westford Acquisition. Westford Acquisition Corporation and Baja Food Concepts are referred to collectively as the "Company".

     OPERATING LOSS. Revenues from operations to date have not been sufficient to cover the costs of such operations and Baja Food borrowed funds to maintain its operations. The Company's ability to develop operations is dependent upon its ability to sell its franchise stores and to operate its company store at a profit. If the Company is unable to sell sufficient franchise stores or to operate its company store at a sufficiently profitable level, the Company will need to raise additional capital through the placement of its securities or from other debt or equity financing. If the Company is not able to raise such financing or to obtain alternative sources of funding, management will be required to curtail operations and there is no assurance that the Company will be able to continue to operate.

     LIMITED OPERATING HISTORY. The Company has insignificant operating histories and to date has not been profitable. The Company's operations are subject to all the risks inherent in the establishment of a relatively new business enterprise, including the lack of significant operating history. There can be no assurance that future operations will be profitable. The Company's operations are in part dependent on the establishment of, and profitability of new restaurants, which are subject to all of the risks inherent in a new business venture with limited operating history. Revenues and profits of the Company, if any, will depend upon various factors, including market acceptance of the Company's concepts, attractiveness and quality of the menu, restaurant service, location of the restaurants and general economic conditions. The growth of the Company will depend on a number of factors, including the availability of suitable locations, the negotiation of favorable lease or site acquisition terms, the identification, training and retention of skilled management personnel and franchisees, the availability of adequate capital, general economic and business conditions, and others, some of which are beyond the control of the Company. There is no assurance that the Company will achieve its expansion goals and the failure to achieve such goals would have an adverse impact on the Company.

          DEPENDENCE ON FRANCHISEES. The Company anticipates that it will realize a portion of its revenues from franchise fees, including the initial franchise fees and continuing royalty payments. If franchisees encounter business or operational difficulties, revenues from royalties and supplies sales would be adversely affected. Such difficulties would also negatively impact the Company's ability to sell new franchises. Consequently, the Company's financial prospects are significantly related to the success of its franchised stores, over which it has limited direct operational control. There can be no assurance that the Company will be able to successfully attract new franchisees or that franchisees, if any, will be able to successfully operate stores.

          FRANCHISE COMPETITION. The competition to sell franchises is very intense and the Company will have to compete against many

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well-established, better-known and better financed companies selling franchises.
Potential franchisees will compare the costs and benefits offered by the Company's franchise program against those offered by other franchise companies which may have been in business longer and shown consistent positive economic returns. The market for selling the franchises is limited and the Company may suffer adverse consequences from its possible inability to attract new franchisees.

     FRANCHISE REGULATIONS. The Company will be subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on non-competition provisions and termination or non-renewal of a franchise. Some states require that certain franchise offering materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain food licenses or approvals to sell franchises could adversely affect the Company's and its franchisees', if any, results of operations. The future enactment, adoption or amendment of laws or regulations, such as establishing basic franchisee rights, increasing the minimum wage or other costs associated with employees, could adversely affect the Companys results of operations. Federal and state franchise laws provide franchisees, either singly or as a group, the right to bring an action against the franchisor in regard to actions arising from the franchise agreement, the franchise operations and other matters.

     EFFECTIVENESS OF FRANCHISE ADVERTISING. The success of the Company will be substantially dependent on the effectiveness of the advertising programs and the overall success of franchises. The Company anticipates it will advertise in franchise and business opportunity publications and exhibits at franchise fairs worldwide. However, future success in attracting franchisees will be dependent not only on the Company's promotional program but also on the success of its franchisees' existing restaurants that cannot be guaranteed.

     COMPETITION. The competition in the fast food and pizza industry is intense. There are numerous well-established competitors, including national, regional and local chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. The competition includes such well-known chains as McDonald's, Burger King, Wendy's, Domino's Pizza, Pizza Hut, Blimpies, and numerous others. The Company will also face competition in its dual-concept stores from such large well-known dual-concept stores as Kentucky Fried Chicken and Taco Bell.

     ISSUANCE OF FUTURE SHARES MAY DILUTE INVESTORS SHARE VALUE. The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. The future issuance of all or part of the remaining authorized common stock may result in substantial dilution in the percentage of the Company's common stock held by the Company's then existing shareholders. Moreover, any common stock issued in the future may be valued on an arbitrary basis by the Company. The issuance of the Company's shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by investors, and might have an adverse effect on any trading market, should a trading market develop for the Company's common stock.

     POTENTIAL ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK. The Company may, without further action or vote by shareholders of the Company, designate and issue shares of preferred stock. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could

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adversely affect the rights of holders of the common stock and thereby reduce the value of the common stock. The designation and issuance of preferred stock favorable to current management or shareholders could make the possible takeover of the Company or the removal of management of the Company more difficult and discourage hostile bids for control of the Company which bids might have provided shareholders with premiums for their shares.

     NO CURRENT TRADING MARKET FOR THE COMPANY'S SECURITIES. There is currently no established public trading market for the securities of the Company. No assurance can be given that an active trading market in the Company's securities will develop or, if developed, that it will be sustained.

     PENNY STOCK REGULATION. Upon commencement of trading in the Company's stock, if such occurs (of which there can be no assurance) the Company's common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The Company's securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell the Company's securities. The foregoing required penny stock restrictions will not apply to the Company's securities if such securities maintain a market price of $5.00 or greater. There can be no assurance that the price of the Company's securities will reach or maintain such a level.

     COMPUTER SYSTEMS REDESIGNED FOR YEAR 2000. Many existing computer programs use only two digits to identify a year in such program's date field. These programs were designed and developed without consideration of the impact of the change in the century for which four digits will be required to accurately report the date. If not corrected, many computer applications could fail or create erroneous results by or following the year 2000 (the "Year 2000 problem"). Many of the computer programs containing such date language problems have been corrected by the companies or governments operating such programs. The Company's operations are dependent upon the timely delivery of supplies which deliveries may be delayed or canceled because of such Year 2000 problem computer failures. The Company does not know what steps, if any, have been taken by any of its suppliers. The Company's operations will be severally curtailed if one or more of its suppliers were to suffer Year 2000 problems. Furthermore, it is impossible to predict if the basic utilities serving the company and franchise stores will continue uninterrupted. A prolonged disruption in the service of any utility will prohibit the stores from operating.

ITEM 3.     BANKRUPTCY OR RECEIVERSHIP

     Not applicable

ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

     As a result of the Exchange, the accountant to the Registrant was replaced with the accountant for Baja Food Concepts. The financial statements for the Registrant since inception and prior to the change in such accountants have not contained any adverse opinion or disclaimer or were modified as to any uncertainty, audit scope or accounting principles and there were not any disagreements or "reportable events" with such former accountant.

ITEM 5.     OTHER EVENTS

     Not applicable.

ITEM 6.     RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to the Exchange Agreement, the sole director and officer of the Registrant resigned and the officers and directors of Baja Food Concepts were designated to serve for the Registrant until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their prior resignation or termination.

ITEM 7.     FINANCIAL STATEMENTS

     The consolidated financial statements for the fiscal year ended December 31, 1998, for Baja Food Concepts, Inc. prepared by the independent public accounting firm of McManus & Co., P.C. are filed herewith.

ITEM 8.     CHANGE IN FISCAL YEAR

     Not applicable.

ITEM 9.     SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S

     Not applicable.



                        INDEPENDENT ACCOUNTANT'S REPORT



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF BAJA FOOD CONCEPTS, INC.:

We have audited the accompanying balance sheet of Baja Food Concepts, Inc. as of December 31, 1998 and the related statements of operations, stockholders' equity, and cash flows for the period March 4, 1998 (Date of Inception) to December 31, 1998. These financial statements are the responsibility of Baja Food Concepts, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a

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reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Baja Food Concepts, Inc. as of December 31, 1998 and the results of their operations, stockholders' equity, and their cash flows for the period March 4, 1998 (Date of Inception) to December 31, 1998 are in conformity with generally accepted accounting principles.





MCMANUS & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS
MORRIS PLAINS, NEW JERSEY


April 26, 1999


                  BAJA FOOD CONCEPTS, INC. BALANCE SHEET
                               DECEMBER 31, 1998

ASSETS

           Current Assets:
               Cash                               $    681

               Total Current Assets                    681

           Total Assets                           $    681


LIABILITIES AND STOCKHOLDERS' EQUITY

           Liabilities:

            Notes Payable (Note 2)                $ 15,100

            Total Liabilities                       15,100


           Stockholders' Equity:

           Common Stock - $.001 stated value
           Authorized  20,000,000  shares
           Issued and Outstanding 260,000 shares       260


            Paid In Capital                         12,740

            Retained Earnings                      (27,419)

           Total Stockholders' Equity              (14,419)

           Total Liabilities and
             Stockholders' Equity                 $    681



                           BAJA FOOD CONCEPTS, INC.
                            STATEMENT OF OPERATIONS
               FOR THE PERIOD MARCH 4, 1998 (Date of Inception)
                             TO DECEMBER 31, 1998

                 Revenues:                          $     --

                 Expenses:

                   Consulting Fees                     6,614
                   Start-up Costs                     19,200
                   Office Expense                        119
                   Professional Fees                   1,486
                                                      ------
                    Total Expenses                  $ 27,419


                    Net Loss                        $(27,419)
                                                    --------


                         Net Earnings/(Loss) Per Share:

                         Net Earnings/(Loss) Per Share:

                     Primary (Note 1)               $ (0.158)
                     Diluted (Note 1)                 (0.158)
                       Weighted Average Number of
                        Common Shares Outstanding    173,333


  See accompanying accountant's report and notes to the financial statements.

                           BAJA FOOD CONCEPTS, INC.
                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
     FOR THE PERIOD MARCH 4, 1998 (Date of Inception) TO DECEMBER 31, 1998

                                                                     Total
  March 4, 1998                          Additional                  Stock-
  (date of Inception)           Common     Paid In      Retained     holders'
  to December 31, 1998          Stock      Capital      Earnings     Equity

     January 1, 1998            $  ---     $   ---      $    ---     $   ---

     Capital Investment            260      12,740           ---      13,000

     Net Loss 1998                 ---         ---       (27,419)    (17,419)
                                 -----      ------      --------     -------

     Total Stockholders'
     Equity As Of
     December 31, 1998          $  260     $12,740      $(27,419)   $(14,419)


                           BAJA FOOD CONCEPTS, INC.
                            STATEMENT OF CASH FLOWS
               FOR THE PERIOD MARCH 4, 1998 (Date of Inception)
                             TO DECEMBER 31, 1998


      Cash Flow from Operating Activities:
          Net Income / (Loss)                           $   (27,419)

      Adjustments To Reconcile Net Income to
          Net Cash Provided / (Used) in
          Operating Activities:                                  --
                                                          ---------

       Net Cash Provided / (Used) by Operating
          Activities:                                       (27,419)

       Cash Flow from Financing Activities:

          Issuance of Common Stock - net                    13,000
          Increase in Notes Payable                         15,100
                                                           -----------
        Net Cash Provided/ (Used) by
            Financing Activities                            28,100

        Net Increase/ (Decrease) in Cash                       681

        Cash at the Beginning of the Period                   ---
                                                           -----------

        Cash at the End of the Period                      $   681





                           BAJA FOOD CONCEPTS, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                     FOR THE YEAR ENDED DECEMBER 31, 1998

      NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

        Baja Food Concepts, Inc. (the Company) was incorporated as a Florida corporation on March 4, 1998. The Company developed a restaurant concept that features Baja style burritos, tacos, and empanadas all served with freshly made gourmet salsas.
     There is currently one operating store located in Sarasota, Florida. The Company intends to operate, franchise, and service restaurants with consistent themes, logos and signs, menus, and food quality.

A)         Income Taxes

     The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to the assets and liability method of accounting for income taxes. Timing differences do not currently exist between book income and income for tax purposes.

B)         Net Earnings Per Common Share

     Net earnings per common share shown as both primary and fully diluted. Primary earnings per common share are computed by dividing net earnings less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding. Fully diluted earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding plus any dilutive common stock equivalents.

C)         Organization Costs

     The Company adopted the provisions of the AICPA's Statement of Position
     (SOP) No. 98-5 "Reporting on the Costs of Start-Up Activities", which requires that all costs related to a companies start-up activities should now be expensed during the period incurred rather than capitalized and amortized over a period of time. As a result, all start-up costs have been expensed in the current period.

D)         Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 NOTE 2 - RELATED PARTY TRANSACTIONS:

     During 1998, T. Burnham, president, advanced the Company $15,100. This advance is considered payable upon demand.


 NOTE 3 - INCOME TAXES:

     As discussed in Note 1, the Company adopted the provisions of Statement of Financial Standards (SFAS) No. 109 "Accounting for Income Taxes". Implementation of SFAS 109 did not have a material cumulative effect on prior periods, nor did it result in a change in the current year's provision.

 A) The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                                         December 31, 1998
                                                               %
                                                         ----------------
     U.S. Federal Statutory Tax Rate                         15
     Valuation allowance for deferred tax assets
        allocated to income tax expense.                     15

                       Effective Tax Rate                   - 0 -


 NOTE 4 - SUBSEQUENT EVENTS:

     Subsequent to December 31, 1998, the Company has entered into a reorganization agreement with Westford Acquisition Corporation.


            EXHIBITS

 1.1 Agreement and Plan of Reorganization among Westford Acquisition Corporation, Baja Food Concepts, Inc. and the shareholders of Baja Food Concepts, Inc. dated April 14, 1999.

 16.1  Accountant's Letter





                                  SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                BAJA FOOD CONCEPTS, INC.


                                By /s/ Thomas N. Burnham

                                       Chief Executive Officer and Director


Date: June 17, 1999





      EX-1
          2



     AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among WESTFORD ACQUISITION CORPORATION, a Delaware corporation ("Westford"), BAJA FOOD CONCEPTS, INC., a Florida corporation ("Baja") and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of Baja.

     Whereas, Westford wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding securities of Baja in a transaction intended to qualify as a reorganization within the meaning of Section368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

     Now, therefore, Westford, Baja, and the Shareholders adopt this plan of reorganization and agree as follows:

     1.      EXCHANGE OF STOCK

     1.1 Number of Shares. The Shareholders agree to transfer to Westford at the Closing (defined below) the number of shares of common stock of Baja, no par value per share, shown opposite their names in Exhibit A, in exchange for an aggregate of 4,300,000 shares of voting common stock of Westford, $.0001 par value per share.

     1.2 Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of Baja common stock shall surrender such certificate(s) for cancellation to Westford, and shall receive in exchange a certificate or certificates representing the number of full shares of Westford common stock into which the shares of Baja common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of Baja shares by the Shareholders shall be effected by the delivery to Westford at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

     1.3 Fractional Shares. Fractional shares of Westford common stock shall not be issued, but in lieu thereof Westford shall round up fractional shares to the next highest whole number.

     1.4 Change of Name. Immediately following the Closing, Westford shall change its name to South Beach Concepts, Inc. or such other name as may be available by filing with the Secretary of State of the State of Delaware a certificate of amendment to its Certificate of Incorporation.

     1.5 Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Westford may request in order more effectively to sell, transfer, and assign the transferred stock to Westford and to confirm Westford's title thereto.

     2.  EXCHANGE OF OTHER SECURITIES

     2.1 Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of Baja owned by the Shareholders shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Westford.

     2.2 Ratio of Exchange. The securities of Baja owned by the Shareholders, and the relative securities of Westford for which they will be exchanged, are set out opposite their names in Exhibit A.

     2.3 Shares Outstanding. Immediately following the Closing, there will be issued and outstanding in Westford, 350,000 common shares issued to TPG Capital Corporation or an affiliate and 4,300,000 common shares issued to the shareholders of Baja.

     3. CLOSING. The Closing contemplated herein shall be held on April 15, 1999, at the principal offices of Westford, at 1504 R Street, NW, Washington, D.C. 20009, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

     Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

     4. UNEXCHANGED CERTIFICATES. Until surrendered, each outstanding certificate that prior to the Closing represented Baja common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Westford common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Baja common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

     5.   REPRESENTATIONS AND WARRANTIES OF BAJA

     Baja represents and warrants as follows:

     5.1 Corporate Status. Baja is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

     5.2 Capitalization. The authorized capital stock of Baja consists of 20,000,000 shares of common stock, no par value per share, of which 12,200,000 shares are issued and outstanding, all fully paid and nonassessable. There are no shares of preferred stock issued or authorized.

     5.3  Subsidiaries.  Baja has no subsidiaries.

     5.4 Financial Statements. The audited financial statements of Baja of December 31, 1998, or such other period as acceptable to Westford ("Baja's Financial Statements") furnished to Westford are correct and fairly present the financial condition of Baja as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

     5.5 Undisclosed Liabilities. Baja had no liabilities of any nature except to the extent reflected or reserved against in Baja's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Baja's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Baja's Financial Statements.

     5.6 Absence of Material Changes. Between the date of Baja's Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Baja and delivered to Westford,
(1) any changes in Baja's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Baja's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Baja's capital stock, or any direct or indirect redemption, purchase, or other Westford of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

     5.7 Litigation. There is no litigation or proceeding pending, or to Baja's knowledge threatened, against or relating to Baja, its properties or business, except as set forth in a list certified by the president of Baja and delivered to Westford.

     5.8 Contracts. Baja is not a party to any material contract other than those listed as attachment hereto.

     5.9 No Violation. Execution of this Agreement and performance by Baja hereunder has been duly authorized by all requisite corporate action on the part of Baja, and this Agreement constitutes a valid and binding obligation of Baja, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Baja is subject or by which Baja is bound.

     5.10 Taxes. Baja has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Baja has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Baja and are reflected in the financial statements furnished hereto.

     5.11 Title to Property. Baja has good and marketable title to all properties and assets, real and personal, reflected in Baja's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Baja's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

     5.12 Corporate Authority. Baja has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

       5.13 Access to Records. From the date of this Agreement to the Closing, Baja will (1) give to Westford and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Westford may inspect and audit them and (2) furnish such information concerning Baja's properties and affairs as Westford may reasonably request.

       5.14 Confidentiality. Until the Closing (and permanently if there is no Closing), Baja and the Shareholders will keep confidential any information which they obtain from Westford concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Baja and the Shareholders will return to Westford all written matter with respect to Westford obtained by them in connection with the negotiation or consummation of this Agreement.

       6.   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

       The Shareholders, individually and separately, represent and warrant as follows:

       6.1 Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Baja shares which are listed in the attached schedule and which they have contracted to exchange.

       6.2 Litigation. There is no litigation or proceeding pending, or to each Shareholder's knowledge threatened, against or relating shares of Baja held by the Shareholders.

       7.   REPRESENTATIONS AND WARRANTIES OF WESTFORD

       The Westford represents and warrants as follows:

       7.1 Corporate Status. Westford is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

       7.2 Capitalization. The authorized capital stock of Westford consists of 100,000,000 shares of common stock, $0001 par value per share, of which 5,000,000 shares are issued and outstanding, all fully paid and nonassessable and no shares of non-designated preferred stock. There are no shares of preferred stock issued or authorized. Prior to the Closing, Westford will redeem 4,640,000 shares of its outstanding common stock from its current shareholders.

       7.3  Subsidiaries.  Westford has no subsidiaries.

       7.4 Public Company. Westford filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on August 27, 1998 registering its common stock .

       7.5 Public Filings. Westford has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

       7.6 Financial Statements. The audited financial statements of Westford of December 31, 1998 or such other period as acceptable Baja ("Westford's Financial Statements") furnished to Baja are correct and fairly present the financial condition of Westford as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

       7.7 Undisclosed Liabilities. Westford had no liabilities of any nature except to the extent reflected or reserved against in Westford's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Westford's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Westford's Financial Statements.

       7.8 Absence of Material Changes. Between the of Westford's Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Westford and delivered to Baja,
(1) any changes in Westford's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Westford's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Westford's capital stock, or any direct or indirect redemption, purchase, or other Westford of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

       7.9 Litigation. There is no litigation or proceeding pending, or to the Company's knowledge threatened, against or relating to Westford, its properties or business, except as set forth in a list certified by the president of Westford and delivered to Baja.

       7.10 Contracts. Westford is not a party to any material contract other than those listed as an attachment hereto.

       7.11 No Violation. Execution of this Agreement and performance by Westford hereunder has been duly authorized by all requisite corporate action on the part of Westford, and this Agreement constitutes a valid and binding obligation of Westford, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Westford is Subject or by which Westford is bound.

       7.12 Taxes. Westford has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Westford has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Westford and are reflected in the financial statements furnished hereto.

       7.13 Title to Property. Westford has good and marketable title to all properties and assets, real and personal, reflected in Westford's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Westford's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

       7.14 Corporate Authority. Westford has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

       7.15 Confidentiality. Until the Closing (and permanently if there is no Closing), Westford and its representatives will keep confidential any information which they obtain from Baja concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Westford will return to Baja all written matter with respect to Baja obtained by it in connection with the negotiation or consummation of this Agreement.

       7.16 Investment Intent. Westford is acquiring the Baja shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Westford has no commitment or present intention to liquidate Baja or to sell or otherwise dispose of its stock.

       8.   CONDUCT PENDING THE CLOSING

       Westford, Baja and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

       8.1 No change will be made in the charter documents, by-laws, or other corporate documents of Westford or Baja.

       8.2 This Agreement will be submitted for shareholder approval with a favorable recommendation by the Board of Directors of each of Baja and Westford and the Board of Directors of each will use its best efforts to obtain the requisite shareholder approval.

       8.3 Baja and Westford will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

       8.4 None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Baja shares of common stock owned by them.

       9.   CONDITIONS PRECEDENT TO OBLIGATION OF BAJA AND THE
SHAREHOLDERS

       Baja's and the Shareholder's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Baja or the Shareholders as appropriate:

       9.1 Westford's Representations and Warranties. The representations and warranties of Westford set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

       9.2 Westford's Covenants. Westford shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

       9.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Westford.

       9.4 Supporting Documents of Westford. Westford shall have delivered to Baja and the Shareholders supporting documents in form and substance reasonably satisfactory to Baja and the

Shareholders, to the effect that:

               (a) Westford is a corporation duly organized, validly existing, and in good standing;

               (b) Westford's authorized capital stock is as set forth herein;

               (c) Certified copies of the resolutions of the board of directors of Westford authorizing the execution of this Agreement and the consummation hereof;

               (d) Secretary's certificate of incumbency of the officers and directors of Westford;

               (e) Westford's Financial Statement and unaudited financial statement from January 1, 1998 to close of most recent fiscal quarter; and

               (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

       10.     CONDITIONS PRECEDENT TO OBLIGATION OF WESTFORD

       Westford's obligation to consummate this merger shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Westford:

       10.1 Baja's and the Shareholder's Representations and Warranties. The representations and warranties of Baja and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

       10.2 Baja's and the Shareholders' Covenants. Baja and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

       10.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Baja.

       10.4 Shareholder Execution. This Agreement shall have been executed by the required number of shareholders of Baja.

       10.5 Supporting Documents of Baja. Baja shall have delivered to Westford supporting documents in form and substance reasonably satisfactory to Westford to the effect that:

               (a) Baja is a corporation duly organized, validly existing, and in good standing;

               (b) Baja's capital stock is as set forth herein;

               (c) Certified copies of the resolutions of the board of directors of Baja authorizing the execution of this Agreement and the consummation hereof;

               (d) Secretary's certificate of incumbency of the officers and directors of Baja;

               (e) Baja's Financial Statements and unaudited financial statements for the period from the date of the audited financial statements to the close of the most recent fiscal quarter; and

               (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

       11.     INDEMNIFICATION

       11.1 Indemnification of Westford. Baja and the Shareholders severally (and not jointly) agree to indemnify Westford against any loss, damage, or expense (including reasonable attorney fees) suffered by Westford from (1) any breach by Baja or the Shareholders of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by Baja or the Shareholders herein; provided, however, that (a) Westford shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Westford shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Westford to the extent of insurance proceeds paid to, or tax benefits realizable by, Westford as a result of the event giving rise to such right to indemnification.

       11.2 Proportionate Liability. The liability of each Shareholder under this section shall be in the proportion that the total number of Westford shares to be received by him bears to the total number of Westford shares to be received by all the Shareholders and shall in no event exceed 25 percent of the value of the Westford shares received by such Shareholder. With respect to Shareholders that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

       11.3 Indemnification of Baja and the Shareholders. Westford agrees to indemnify Baja and the Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by Baja or by any of the Shareholders from (1) any breach by Westford of this Agreement or (2) any inaccuracy in or breach of any of Westford's representations, warranties, or covenants herein.

       11.4 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

       12. TERMINATION. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Baja, the Shareholders or Westford if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Baja, the Shareholders or Westford if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

       13. SHAREHOLDERS' REPRESENTATIVE. The Shareholders hereby irrevocably designate and appoint Thomas N. Burnham as their agent and attorney in fact ("Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify Westford hereunder.

       14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Baja, the Shareholders and Westford set out herein shall survive the Closing.

       15.     ARBITRATION.

       SCOPE. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

       SITUS. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

       APPLICABLE LAW. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

       DISCLOSURE AND DISCOVERY. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

       FINALITY AND FEES. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

       MEASURE OF DAMAGES. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

       COVENANT NOT TO SUE. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

       INTENTION. It is the intention of the parties and their

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affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

       16.     GENERAL PROVISIONS

       16.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

       16.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

       16.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

       16.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

       If to Westford, to:

       Westford Acquisition Corporation
       1504 R Street, N.W.
       Washington, DC 20009

       If to Baja, to

       Baja Food Concepts, Inc.
       5969 Cattleridge Boulevard
       Sarasota, Florida 34232

       If to the shareholders in care of the Shareholder
Representative, at

       Thomas N. Burnham
       5969 Cattleridge Boulevard
       Suite 201
       Sarasota, Florida 34232

       16.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

       16.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

       16.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission

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

shall be deemed to be evidence of the original execution thereof.

       16.8 Effective Date. This effective date of this Agreement shall be April 14, 1999.


                            WESTFORD ACQUISITION CORPORATION


                            By    /s/ James M. Cassidy


                            BAJA FOOD CONCEPTS, INC.


                            By Thomas N. Burnham


                            BAJA FOOD CONCEPTS, INC.
                            SHAREHOLDERS:

                            /s/ Thomas N. Burnham

                            /s/ Texas International Group, Inc.

                            /s/ Mosby Investments, Inc.





      EX-2
          3


                                 June 15, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington DC 20549

          Re:  Westford Acquisition Corporation
               File Ref. No. 0-24839

We were previously the principal accountant for Westford Acquisition Corporation and, under the date of June 12, 1998, we reported on the consolidated financial statements of Westford Acquisition Corporation as of June 10, 1998. On June 15, 1999, our appointment as principal accountant was terminated. We have read Westford Acquisition Corporation's statements included under Item 4 of its Form 8-K dated June 15, 1999, and we agree with such statements.

                              Very truly yours,


                              WEINBERG & COMPANY, PA
                              Certified Public Accountants


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